EXHIBIT 10.5(d)

AMENDMENT TO THE

FINLAY ENTERPRISES, INC.

1997 LONG TERM INCENTIVE PLAN

WHEREAS, Finlay Enterprises, Inc. (the “Corporation”) maintains the Finlay Enterprises, Inc. 1997 Long Term Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Section 9.5 of the Plan, the Corporation, through action of its Board of Directors, may amend the Plan at any time; and

WHEREAS, the Corporation desires to amend the Plan to extend the term of the Plan indefinitely subject to stockholder approval.

NOW, THEREFORE, the Plan is hereby amended, effective February 27, 2007, by adding the following new paragraph to the end of Section 9.15:

Notwithstanding any other provision herein, subject to the authority of the Board to terminate the Plan at any time under Section 9.5 hereto, the Plan shall not terminate on March 5, 2007 and shall instead be extended indefinitely, subject to approval at the next annual meeting of the Corporation’s stockholders at which a quorum is present, by the affirmative votes of a majority of the Corporation’s voting securities, present in person or represented by proxy and entitled to vote at the meeting, in accordance with applicable provisions of the Delaware General Corporation Law. In the event the Corporation’s stockholders fail to approve this Amendment or a successor plan, then any Awards granted under the Plan after March 4, 2007 shall be forfeited and cancelled.

IN WITNESS WHEREOF, this Amendment has been executed this 27th day of February, 2007.

FINLAY ENTERPRISES, INC.
By	/s/ Arthur E. Reiner
Arthur E. Reiner Chairman and Chief Executive Officer